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                                                                      Exhibit 21

                          CENTRAL SPRINKLER CORPORATION

                         SUBSIDIARIES OF THE REGISTRANT

                                                            Names
                                   Jurisdiction of       Under Which
Name                                Organization        Doing Business
------------------------           ---------------      --------------
CSC Finance Company                 Delaware            Corporate Name

CSC Investment Company              Delaware            Corporate Name

Central Sprinkler Company           Pennsylvania        Corporate Name

Spraysafe Automatic
  Sprinklers Limited                United Kingdom      Corporate Name

Central Sprink Inc.                 California          Corporate Name

Central Castings Corporation        Alabama             Corporate Name

Central CPVC Corporation            Alabama             Corporate Name